Exhibit 21


                              SUPERIOR SERVICES, INC.

                                    SUBSIDIARIES


   Superior FCR Landfill, Inc.
   Superior Cranberry Creek Landfill, Inc.
   Valley Sanitation Co., Inc.
   Land & Gas Reclamation, Inc.
   Superior Glacier Ridge, Inc.
   Superior Emerald Park Landfill, Inc.
   Superior Construction Services, Inc.
   Hardrock, Inc.
   Summit, Inc.
   Superior of Wisconsin, Inc.
   Superior Services of Elgin, Inc.
   Sharps Incinerator of Fort, Inc.
   Superior Special Services, Inc.
   Superior Oak Ridge Landfill, Inc.
   Superior Seven Mile Creek Landfill, Inc.
   Superior of Missouri, Inc.
   Superior of Ohio, Inc.
   Superior Services of Michigan, Inc.
   Superior Waste Services of Pennsylvania, Inc.
   Homestand Land Corp.
   Superior Hickory Meadows Landfill, Inc.
   Resource Recovery Transfer and Transportation, Inc.
   Holt Landfill Co., Inc.
   Speedway Sanitation, Inc.
   Sanitation Enterprises, Inc.
   Urban Sanitation Corporation